EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2018, with respect to the financial statements of Autolus Limited in the Registration Statement (Form F-1 No. 333-224720) and related Prospectus of Autolus Therapeutics Limited for the registration of 7,812,500 American Depositary Shares.

/s/ Ernst & Young LLP

Reading, United Kingdom

June 8, 2018